Exhibit 99.1

FOR RELEASE

Unitil Elects a New Member of the Board of Directors

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HAMPTON, NH, October 30, 2024: Unitil Corporation (NYSE:UTL) (unitil.com) today announced that its Board of Directors has elected Jane Lewis-Raymond to the Board. The addition of a new director is part of the Board’s normal succession planning process in anticipation of the upcoming retirements of directors reaching the mandatory retirement age of 75. Ms. Lewis-Raymond will stand for election to the Board by the shareholders of the Company at the next annual meeting of shareholders, which will be held in April 2025.

Ms. Lewis-Raymond is principal of Hilltop Strategies, LLC (“Hilltop”), which provides strategic consulting services to senior executives in a wide variety of industries. At Hilltop she brings vast experience as a natural gas utility executive, including deep knowledge of corporate governance, community relations, cybersecurity oversight, as well as data privacy, safety, and corporate ESG programs. Prior to Hilltop, Ms. Lewis-Raymond was a partner in the corporate and energy groups at the firm of Parker Poe Adams and Bernstein (“Parker Poe”). Prior to Parker Poe, she served as senior vice president and chief legal, compliance and external relations officer at Piedmont Natural Gas Company, Inc. (“Piedmont”), which is now a wholly owned subsidiary of Duke Energy. Prior to Piedmont, she held the position of vice president of regulatory affairs at the American Gas Association. Ms. Lewis-Raymond also currently serves on the Board of Southwest Gas Holdings, Inc. Ms. Lewis-Raymond earned a Bachelor of Arts degree in Government and Politics and East Asian Language and Literature from the University of Maryland, and a J.D. from the University of Maryland School of Law, Order of the Coif.

“We are delighted that Jane Lewis-Raymond will be joining the Unitil Board,” said Thomas P. Meissner, Jr., Unitil’s chairman and chief executive officer. “Jane is a proven leader having served as an attorney and an executive in the natural gas industry for nearly three decades. She brings a broad portfolio of skills that will enhance and complement our Board’s existing skill set and strengthen our commitment to safety, growth and sustainability.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering electricity and natural gas in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 108,500 electric customers and 88,400 natural gas customers. For more information about our people, technologies, and community involvement please visit unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Christopher Goulding – Investor Relations

Phone: 603-773-6466

Email: gouldingc@unitil.com

Alec O’Meara – External Affairs

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com